Exhibit 10.9

AMENDMENT NO. 1

to the

NIKE, INC. DEFERRED COMPENSATION PLAN

(June 1, 2004 Restatement)

NIKE, Inc. (the “Company”) currently maintains two versions of its Deferred Compensation Plan: the Deferred Compensation Plan (June 1, 2004 Restatement) applicable to amounts deferred prior to January 1, 2005 (the “Grandfathered Plan”), and the Deferred Compensation Plan as subsequently restated and applicable to amounts deferred after December 31, 2004 (the “Ongoing Plan”). This Amendment No. 1 amends the Grandfathered Plan and has no effect on the Ongoing Plan.

This Amendment No. 1 has been adopted by the Retirement Committee of the Company pursuant to authority provided for in Section 10.4 of the Grandfathered Plan, and is effective as of January 1, 2008. The Retirement Committee has determined that the following amendments to the Grandfathered Plan are not a “material modification” of the Grandfathered Plan as that term is used in regulations under Section 409A of the Internal Revenue Code and, therefore, that Section 409A of Internal Revenue Code continues to be inapplicable to amounts deferred under the Grandfathered Plan.

The amendments to the Grandfathered Plan approved by the Retirement Committee are as follows:

1. Section 1.2, Definitions of the Grandfathered Plan is amended as follows:

(a) by replacing the definition of “Retirement” in Section 1.2(hh) with the following:

(hh) “Retirement” means the Participant’s termination of employment if at the time thereof the Participant has attained at least age 35 and has completed at least sixty (60) whole months of Service.

(b) by replacing subsection (4) of the definition of “Valuation Date” in Section 1.2(mm) with the following:

(4) For purposes of calculating the dollar amount of a quarterly installment payment, the Valuation Date means a day selected by the Company in its sole discretion for administrative practicality that falls within 30 days prior to the date of the quarterly payment.

2. Section 7.1, Distribution of Deferred Compensation – Termination of Service of the Grandfathered Plan is amended by replacing the second sentence of Section 7.1(a)(1) with the following two sentences:

If the Participant’s Distributable Amount is paid in installments, the amount of each quarterly installment shall be determined by dividing the vested Account balance by the remaining number of quarterly installment payments. For example, if the form of payment is quarterly installments over 15 years, the first payment is determined by dividing the vested Account balance as of the Valuation Date by 60, the second payment is determined by dividing the vested Account balance as of the next Valuation Date by 59, and so on until all installments have been paid.

3. Section 7.3, Unforeseeable Emergency of the Grandfathered Plan is amended to read in its entirety as follows:

7.3 Unforeseeable Emergency

The Retirement Committee may, pursuant to rules adopted by it and applied in a uniform manner, accelerate the date of distribution of a Participant’s Account (other than amounts attributable to Company or Participating Employer contributions described in Sections 3.2(b) or 3.2(c), if any) because of an Unforeseeable Emergency at any time. “Unforeseeable Emergency” shall mean an unforeseeable, severe financial condition resulting from (a) a sudden and unexpected illness or accident of the Participant or his or her dependent (as defined in Section 152(a) of the Code); (b) loss of the Participant’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but which may not be relieved through other available resources of the Participant, as determined by the Retirement Committee in accordance with uniform rules adopted by it. Unless the Retirement Committee, in its discretion, determines otherwise, distribution pursuant to this subsection of less than the Participant’s entire interest in the Plan shall be made pro rata from his or her assumed investments according to the balances in such investments (excluding amounts attributable to Company or Participating Employer contributions described in Sections 3.2(b) or 3.2(c), if any) as of the Valuation Date for Unforeseeable Emergencies. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this subsection shall be made in a single cash lump sum as soon as administratively practicable after the Retirement Committee approves the Participant’s request.

4. Except as provided herein, all other provisions of the Grandfathered Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer.

NIKE, INC.

By:	/s/ Robert W. Woodruff
Title:	VP/Treasurer

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